Exhibit 99.1
                       PRESS RELEASE DATED MARCH 30, 2004



                  United Medicorp, Inc. Announces 2003 Earnings

Dallas, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI.OB) announced today its earnings for the fourth quarter and year ended December 31, 2003.

Total revenue for the fourth quarter of 2003 was $1,100,617, up 26 percent compared with $876,081 for the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $51,397 compared to net income of $12,165 in the fourth quarter of 2002. Net income per share for the fourth quarter of 2003 was $0.0018, compared to $0.0004 per share in the fourth quarter of 2002.

Total revenue in 2003 was $3,901,296, up 13 percent compared with $3,437,984 in 2002. Net income in 2003 was $288,351 compared to net income of $259,831 in 2002. Net income per share for 2003 was $0.0099, compared to net income per share of $0.0089 in 2002.

Pete Seaman, CEO, stated, " UMC's fourth quarter and fiscal year 2003 results reflect consistent improvement compared to prior years. During 2003, the Company increased expenditures for management information systems, sales and marketing, and the development of additional service lines. These investments have better positioned the Company for continued growth and improved performance.

With the loss of our largest customer that was announced in our press release on March 16, 2004, UMC will face a significant challenge to maintain the level of growth and profitability in 2004 that we have experienced during the past three years. The investment that the Company has made in sales and marketing has resulted in the signing of over fifteen new contracts in the past nine months. Our goals for 2004 include continuing to sign new customers for both new and traditional services, while maintaining profitability. I believe that the investments that UMC has made in sales and marketing and the development of new service lines have positioned the Company to attain these goals."

Nathan Bailey, Vice President and Controller added, "We are encouraged by the growth reflected in UMC's 2003 results. The fourth quarter of 2003 marked the thirteenth consecutive quarter that the Company has reported net income since moving to Pampa from Dallas in September 2000. During that time, UMC's current ratio has improved from negative 2:1 to positive 1.6: 1, and working capital has increased by $577,511 from negative $253,640 at September 30, 2000 to $323,871 at December 31, 2003."

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.